For Immediate Release

Sun Bancorp, Inc. Names Grace C. Torres to Board of Directors

Contact:                        Mike Dinneen
Senior Vice President
(856) 552-5013
mdinneen@sunnb.com

Mount Laurel, N.J. – July 23, 2015 –

Sun Bancorp, Inc. (NASDAQ: SNBC) (the "Company"), the holding company for Sun National Bank (the “Bank”), appointed Grace C. Torres to the Board of Directors of the Company.  Ms. Torres will also serve as a director of the Bank and as a member of the Audit and Risk Committees of the Company's and Bank’s Boards of Directors.

Torres currently serves as a Director and Trustee of the Prudential Retail Mutual Funds complex, comprised of more than 60 mutual funds, with aggregate assets of $78 billion, encompassing a multitude of diverse asset classes. She also serves as a member of the Prudential Retail Mutual Funds Investment Committee.  Previously, Torres held leadership roles at Prudential Investments LLC, Prudential Annuities Advisory Services, Inc., and AST Investment Services, Inc.  Most recently, she served as Principal Financial Officer, Principal Accounting Officer, Treasurer and Senior Vice President of Prudential Investments LLC.   Torres also held progressive management roles at Bankers Trust and Ernst & Young in New York City.

“Grace is a results-oriented global financial executive with more than 30 years of experience,” said Thomas M. O’Brien, President & CEO.  “We are delighted to welcome Grace to Sun.  With a  distinguished track record at Fortune 500 corporations including executive level roles in managing finance, treasury, operations, public company reporting and regulatory matters, Grace will  be a valuable addition to our Board.”

A Certified Public Accountant, Torres is a graduate of New York University, and has been recognized as one of top 50 Hispanic business executives by both Hispanic Business and Latina Style magazines.

About Sun Bancorp, Inc.

Sun Bancorp, Inc. (NASDAQ: SNBC) is a $2.43 billion asset bank holding company headquartered in Mount Laurel, New Jersey. Its primary subsidiary is Sun National Bank, a community bank serving customers throughout New Jersey. Sun National Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the Federal Deposit Insurance Corporation (FDIC). For more information about Sun National Bank and Sun Bancorp, Inc., visit www.sunnationalbank.com.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information contained herein, the statements made in this press release constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements may include, but are not limited to, statements about the Company’s plans, objectives, expectations and intentions. Actual results may differ materially from the results discussed in the forward-looking statements because such statements involve certain risks and uncertainties.  Additional information on these risks can be found in the Company’s filings with the Securities and Exchange Commission.
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